Exhibit 99.1

News Release

Visit our website at: www.streamlinehealth.net

STREAMLINE HEALTH ANNOUNCES SIGNING OF DEFINITIVE ASSET

PURCHASE AGREEMENT WITH INTERPOINT PARTNERS

Cincinnati, Ohio –December 7, 2011 — Streamline Health Solutions, Inc. (NasdaqCM: STRM), a leading provider of enterprise and departmental document management solutions and business process workflows for healthcare, today announced it has signed a definitive asset purchase agreement (“the Agreement”) with Atlanta-based Interpoint Partners, LLC (“Interpoint”). Under the Agreement, Streamline Health will acquire Interpoint for a combination of cash and a convertible subordinated note totaling $5 million. Additionally, the Agreement provides for a contingent earn out payment in cash or convertible subordinated notes based on Interpoint’s financial performance for the 12 month period beginning six months after closing and ended 12 months thereafter. Closing of the Agreement is subject to standard closing conditions, including closing of a financing transaction. Details of the financing transaction will be forthcoming upon closing of the acquisition.

Interpoint delivers healthcare information technology-driven solutions that simplify, facilitate, and optimize a healthcare provider’s operating and financial performance with real-time access to financial data and a robust reporting engine coupled with an agile workflow management system. Interpoint solutions are designed to help hospitals, employed physicians, and large physician practices optimize their revenue cycle by accelerating cash flow, improving accounts receivable levels, optimizing net revenue, and increasing patient and employee satisfaction.

“With this strategic acquisition we will be able to provide clients with the advanced technology they need to improve key operational and financial performance metrics of their businesses,” said Robert E. Watson, president and chief executive officer of Streamline Health. “This acquisition expands our product offering more deeply into the business intelligence and revenue cycle performance management area, enhances the breadth and depth of technology resources we offer, and expands the talent within our organization, while moving Streamline Health forward in its goal of becoming a world class healthcare information technology company.”

“We are excited to be joining the Streamline Health team and the opportunities this acquisition provides,” said Matt S. Seefeld, co-founder and chief executive officer of Interpoint. “Streamline Health and Interpoint share the common goal of improving the bottom line for healthcare organizations, and with the financial and operational strength of Streamline Health, we’ll be better positioned to serve our existing and future clients while offering even more robust and innovative technologies to the healthcare market.”

The Company will conduct a conference call and webcast to discuss the third quarter fiscal year 2011 financial results and the agreement on Wednesday, December 7 at 11:00 a.m. ET. Interested parties can access the call by dialing (877) 269-7756, or listen via a live webcast, which can be found at http://www.investorcalendar.com/IC/CEPage.asp?ID=166678. A replay of the call will be available until January 7, 2012 by calling 877-660-6853, account number 396 and then conference ID 383917.

About Streamline Health

Streamline Health transforms unstructured documents, forms, and images into actionable digital assets that improve processes and revenue across the enterprise. Dedicated exclusively to healthcare, our document management solutions create a permanent document-based repository of information that can integrate seamlessly with existing clinical, financial, and administrative information systems. For additional information, please visit our website at http://www.streamlinehealth.net.

About Interpoint

Founded in 2007 by a group of healthcare industry visionaries, Interpoint improves its customers’ bottom line and organizational performance by delivering targeted solutions. These solutions, including Opportunity Explorer (OE) and Opportunity Manager (OM), help healthcare organizations improve total transparency and performance benchmarking by structuring data in a way that helps healthcare providers make informed and actionable business decisions. With instant access to all current, historic, and transaction level data, OE and OM enables providers to uncover opportunities that ensure organizational improvement, improve workflow and payment collection, optimize cash flow and profitability, and ensure accurate and measurable results.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company’s products, the ability of the Company to control costs, availability of products obtained from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact:	Investor Contact:
Streamline Health Solutions	BPC Financial Marketing
Erica Ryan	John Baldissera
Director of Marketing Communications	(800) 368-1217
(513) 794-7100 erica.ryan@streamlinehealth.net